EXHIBIT 10.9
Performance Vesting SARs (EBITDA)
Other Executives

CHARMING SHOPPES, INC.
2004 STOCK AWARD AND INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AGREEMENT

Agreement dated as of April 1, 2008 (the “Grant Date”) between CHARMING SHOPPES, INC. (the “Company”) and _____________________ (the “Employee”).

1. Grant of SARs; Consideration; Employee Acknowledgments.

The Company hereby confirms the grant, under the Company’s 2004 Stock Award and Incentive Plan (the “Plan”), to the Employee on the Grant Date of a stock appreciation right (the “SAR”) with respect to _________ shares of the Company’s common stock, par value $.10 per share (the “Shares”), subject to vesting based on the Company’s achievement of performance goals, continued employment and other restrictions as set forth herein and in the Plan.  The number of Shares for which the SAR shall vest depends on the Company’s achievement of the performance goals described in Section 3 below and the satisfaction of other conditions described in Section 6 of this Agreement.  The target number of Shares (“Target Shares”) with respect to which the SAR may vest is _________ shares.  The maximum number of Shares (“Maximum Shares”) with respect to which the SAR may vest is the number set forth in the first sentence of this Section 1.

The SAR represents the right to receive, at exercise, a number of Shares with a then Fair Market Value equal to the appreciation in value of the Shares over the Base Amount.  The Base Amount is $_________ per share, which is the fair market value of a Share on the Grant Date.

The Employee shall be required to pay no consideration for the grant of the SAR except for his or her agreement to provide services to the Company prior to exercise and his or her agreement to abide by the terms set forth in the Plan, this Stock Appreciation Rights Agreement (the “Agreement”), and any Rules and Regulations under the Plan.  The Employee acknowledges and agrees that (i) the SAR is nontransferable, except as provided in Section 8 hereof and in the Plan, (ii) the SAR is subject to forfeiture in the event of the Employee’s termination of employment in certain circumstances, as specified in Section 6 hereof, or to the extent that the performance goals specified in Section 3 hereof are not met, and (iii) sales of Shares will be subject to the Company’s policies regulating trading by employees, including any applicable “blackout” or other designated periods in which sales of Shares are not permitted.

2. Incorporation of Plan by Reference.

The SAR has been granted to the Employee under the Plan.  All of the terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Agreement.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.  The Employee hereby accepts the grant of the SAR, acknowledges receipt of the Plan, and agrees to be bound by all the terms and provisions hereof and thereof (as presently in effect or hereafter amended), and by all decisions and determinations of the Board or Committee under the Plan.

3. Performance Goals and Vesting.

(a) Performance Goals.  Except as otherwise provided in Section 6, the number of Shares for which the SAR shall vest pursuant to this Agreement shall depend on the Company’s achievement of EBITDA performance goals over the Performance Period and continued employment through the Vesting Date described in Section 3(c).  The Performance Period is the period beginning February 3, 2008 and ending January 30, 2010.  The number of  Shares for which the SAR may vest shall be determined based on the Company’s EBITDA performance goals for the Performance Period, as set forth on the attached Exhibit A.

(b) Calculation of Achievement of Performance Goals.  At the end of the Performance Period, the Committee shall determine whether and to what extent the performance goals set forth on the attached Exhibit A have been met and all other material conditions have been satisfied, and the Committee shall determine the number of Shares that are earned (if any) based on achievement of the performance goals (the “Earned Shares”).  The number of Earned Shares shall not exceed the Maximum Shares.  If the number of Earned Shares is less than 100% of the Maximum Shares, the SAR with respect to the excess of the Maximum Shares over the Earned Shares shall terminate as of the end of the Performance Period.  The SAR shall vest with respect to Earned Shares as described in Section 3(c) below.

(c) Vesting.  The SAR may be exercised only if and to the extent that it has become vested as specified in this Agreement.  Subject to acceleration as provided in Section 6 and all other terms and conditions of this Agreement and the Plan, this SAR shall become vested and exercisable with respect to the Earned Shares as follows:

Vesting Date	Percentage of Earned Shares for Which the SAR is Exercisable

January 30, 2010	50%
January 29, 2011	50%

Except as otherwise provided in Section 6, the Employee must be employed by the Company on the applicable vesting date in order for the SAR to vest.  The number of Earned Shares with respect to which the SAR vests shall be cumulative but shall not exceed 100% of the Earned Shares.  If the foregoing schedule would produce fractional Shares, the number of Shares for which the SAR vests shall be rounded to the nearest whole Share.  The SAR shall expire at 5:00 p.m. on the day before the seventh anniversary of the Grant Date, unless the SAR terminates on an earlier date as provided herein.

4. Method of Exercise.

(a) The SAR may be exercised, to the extent the SAR is then vested and exercisable, by delivery to and receipt by the Secretary of the Company at 3750 State Road, Bensalem, Pennsylvania 19020, of a written notice, signed by the Employee, specifying the portion of the vested SAR that the Employee wishes to exercise.  As soon as practicable after the receipt of such notice, the Company shall deliver to the Employee a number of whole Shares that will be determined by dividing the Stock Appreciation by the Fair Market Value of a Share on the date of exercise, less applicable tax withholding.  “Stock Appreciation” shall mean the amount that results from multiplying (i) the number of Shares as to which the vested SAR is exercised by (ii) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Amount.  Only whole Shares will be delivered pursuant to the exercise of the SAR.

(b) Upon exercise of the SAR, the Company will deliver a stock certificate for the Shares to be delivered, with any requisite legend affixed.  Such exercise may include instructions to the Company to deliver Shares due upon exercise of the SAR to any registered broker or dealer designated by the Committee in lieu of delivery to the Employee.  Such instructions must designate the account into which the Shares are to be deposited.  The method of exercise and related matters governed by this Section 4 shall be subject to Rules and Regulations adopted by the Committee and in effect at the time the Employee’s notice of exercise is received by the Company; such Rules and Regulations may vary from or limit the procedures specified in this Section 4, and may specify other methods of exercise.  Upon exercise of any portion of the SAR, the exercised portion of the SAR shall terminate and cease to be outstanding.

(c) If, on the date on which the vested SAR will terminate according to its terms, the Employee has not given the Company written notice of exercise, and if the Stock Appreciation amount is a positive number, then the outstanding vested portion of the SAR shall be automatically exercised and taxes shall be withheld as described in Section 5 below.

5. Tax Withholding.

The Company will withhold from the Shares to be delivered upon the exercise of the SAR a sufficient number of such Shares to satisfy the minimum federal, state and local tax withholding obligations relating to the SAR exercise.  The Shares withheld will be valued at the Fair Market Value, determined in such manner as may be specified under the Plan.

6. Termination of Employment.

(a) Exercisability after Termination of Employment.  The SAR shall terminate and no longer be exercisable at the earlier of (i) the scheduled expiration date of the SAR, as set forth in Section 3(c) above, or (ii) the earliest time specified below at or following the Employee’s termination of employment with the Company and its subsidiaries (“Termination”).  In the event of Termination of employment before a Change in Control, the SAR shall be exercisable as follows:

(i) Termination within one year after the Grant Date.  In the event of the Employee’s Termination for any reason prior to the expiration of one year after the Grant Date, other than by reason of the Employee’s death, permanent disability or Retirement, the SAR shall immediately terminate.

(ii) Death or Disability.  In the event of the Employee’s Termination upon death or permanent disability, the SAR will vest and be exercisable as follows:

(1) If the Employee’s Termination upon death or permanent disability occurs on or before the end of the Performance Period, the SAR shall vest in full with respect to all of the Target Shares.  The SAR shall immediately terminate with respect to Shares in excess of the Target Shares.  The vested SAR shall remain exercisable for one year after the Termination date.

(2) If  the Employee’s Termination upon death or permanent disability occurs after the end of the Performance Period, the SAR shall vest in full with respect to all of the Earned Shares.  The vested SAR shall remain exercisable for one year after the Termination date.

For purposes of this Agreement, the existence of a “permanent disability” shall be determined by, and in accordance with criteria and standards adopted by, the Committee.

(iii) Voluntary Termination.  In the event of the Employee’s voluntary Termination at or after the expiration of one year after the Grant Date, any outstanding vested portion of the SAR may be exercised for three months after the Termination date.  Any unvested portion of the SAR shall immediately terminate.

(iv) Termination for Cause.  In the event of the Employee’s Termination for Cause at or after the expiration of one year after the Grant Date, any outstanding vested portion of the SAR may be exercised for three months after the Termination date.  Any unvested portion of the SAR shall immediately terminate.

(v) Involuntary Termination without Cause.  In the event of the Employee’s involuntary Termination by the Company for reasons other than Cause, permanent disability or Retirement, at or after the expiration of one year after the Grant Date, the SAR will vest and be exercisable as follows:

(1) If the Termination occurs on or before the end of the Performance Period, the SAR will remain outstanding through the end of the Performance Period and the number of Earned Shares (if any) shall be determined as if the Employee were still employed by the Company.  At the end of the Performance Period, the SAR shall vest with respect to a portion of the Earned Shares, which shall be determined by multiplying the Earned Shares by a fraction, the numerator of which is the number of full or partial months in the Performance Period before the Termination date and the denominator is 24.  The remainder of the SAR will be forfeited as of the end of the Performance Period.   The vested SAR shall remain exercisable for one year after the end of the Performance Period.

(2) If the Termination occurs after the end of the Performance Period, the SAR with respect to the Earned Shares shall become fully vested on the Termination date, and the vested SAR shall remain exercisable for one year after the Termination date.

(vi) Retirement.  In the event of the Employee’s Termination upon Retirement, the SAR will vest and be exercisable as follows:

(1) If the Termination occurs on or before the end of the Performance Period, the SAR shall remain outstanding through the end of the Performance Period and the number of Earned Shares (if any) shall be determined as if the Employee were still employed by the Company.  The SAR with respect to the Earned Shares will remain in effect until the expiration date of the SAR as set forth in Section 3(c) and will continue to vest according to Section 3(c) as if the Employee were still employed by the Company.

(2) If the Termination occurs after the end of the Performance Period, the SAR with respect to Earned Shares will remain in effect until the expiration date of the SAR as set forth in Section 3(c) and will continue to vest according to Section 3(c) as if the Employee were still employed by the Company.

(3) Notwithstanding the foregoing, after the date of the Employee’s Termination on account of Retirement, while any portion of the SAR remains in effect and unvested, all of the SAR shall be immediately forfeited if the Employee: (A) directly or indirectly owns any equity or proprietary interest in any Competitor (as defined below) of the Company (except for ownership of shares in a publicly traded company not exceeding five percent of any class of outstanding securities), or is an employee, agent, director, advisor, or consultant to or for any Competitor of the Company in the United States, whether on his or her own behalf or on behalf of any person, and is involved in the procuring, sale, marketing, promotion, or distribution of any product or product lines competitive with any product or product lines of the Company at the time of Employee’s Retirement, or if Employee assists in, manages, or supervises any of the foregoing activities, or (B) undertakes any action to induce or cause any supplier to discontinue any part of its business with the Company, or (C) attempts to induce any merchant, buyer, or manager or higher level employee of the Company to terminate his or her employment with the Company, or (D) discloses confidential or proprietary information of the Company to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, or makes use of any such information for his or her own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

(vii) Definitions.

(1) For purposes of this Agreement, “Cause” shall mean:  (a) the Employee’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from disability or occurring after issuance by the Employee of a notice of termination), after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Company believes that the Employee has willfully failed to substantially perform his or her duties, and after the Employee has failed to resume substantial performance of his or her duties on a continuous basis within 30 calendar days of receiving such demand; (b) the Employee’s willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Employee’s having been convicted of a felony.  For purposes of this subparagraph, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(2) For purposes of this Agreement, “Retirement” shall mean a retirement at or after the Employee has attained age 62.

(3) For purposes of this Agreement, “Competitor” shall mean any individual or organization that procures, sources, markets, promotes, sells or distributes any products or product lines that are, or are actually planned or under consideration to be, procured, sourced, marketed, promoted, sold or distributed by the Company during the Employee’s employment by the Company.

(b) Termination of SAR.  Any portion of the SAR that is not exercisable at the Termination date and that will not become exercisable thereafter pursuant to this Section 6 shall terminate as of the Employee’s Termination date.  Notwithstanding anything in this Section 6 to the contrary, the SAR may not be exercised after the expiration time set forth in Section 3(c).

(c) Change in Control.

(i) Acceleration of Vesting.  If a Change in Control occurs at a time when the Employee is employed by the Company or any of its subsidiaries (or following a Termination in which SARs are not forfeited under Section 6(a)), the SAR, to the extent then outstanding, shall vest immediately prior to the Change in Control as follows:

(1) If a Change in Control occurs on or before the end of the Performance Period and the Employee is employed by the Company or any of its subsidiaries on the date of the Change in Control, the SAR shall vest in full with respect to all of the Target Shares.

(2) If a Change in Control occurs on or before the end of the Performance Period and following a Termination by the Employee on account of Retirement under Section 6(a)(vi), the SAR shall vest in full with respect to all of the Target Shares,

(3) If a Change in Control occurs on or before the end of the Performance Period and following an involuntary Termination of the Employee without Cause under Section 6(a)(v), the SAR shall vest with respect to a pro-rata portion of the Target Shares, which shall be determined by multiplying the fraction described in Section 6(a)(v) by the number of  Target Shares.

(4) If a Change in Control occurs after the end of the Performance Period, the SAR shall vest in full with respect to all of the Earned Shares.

(5) The SAR shall immediately terminate with respect to any Shares that do not vest upon the Change of Control as described in this Section 6(c).

(ii) Exercise after a Change in Control; Adjustments.  In the event of the Employee’s Termination after a Change in Control, the vested SAR, to the extent then outstanding, shall be exercisable for the applicable time period described in Section 6(a)(ii), (iii), (iv), (v) (one year after the Termination Date) or (vi), based on the reason for the Employee’s Termination and determined without regard to any requirement that the Termination occur one year after the Grant Date.   In the event of a Change in Control, the Committee may make such adjustments and take such other actions with respect to outstanding SARs as the Committee deems appropriate pursuant to Section 10(c) of the Plan.

(iii)           Definitions of Certain Terms.  For purposes of this Agreement, the following definitions shall apply:

(1) “Beneficial Owner,” “Beneficially Owns,” and “Beneficial Ownership” shall have the meanings ascribed to such terms for purposes of Section 15(c) of the Exchange Act and the rules thereunder, except that, for purposes of this Agreement, “Beneficial Ownership” (and the related terms) shall include Voting Securities that a Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, options, or otherwise, regardless of whether any such right is exercisable within 60 days of the date as of which Beneficial Ownership is to be determined.

(2) “Change in Control” means and shall be deemed to have occurred if

(A) any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security of the Company and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 20 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(B) those individuals who as of the Date of Grant constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the Date of Grant or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(C) there is consummated a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a “Transaction”), other than a Transaction which would result in the holders of Voting Securities having at least 80 percent of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60 percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such Transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered;  or

(D) there is implemented or consummated a plan of complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in Related Parties owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

(3) “Person” shall have the meaning ascribed for purposes of Section 15(c) of the Exchange Act and the rules thereunder.

(4) “Related Party” means (i) a majority-owned subsidiary of the Company; or (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (iii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities; or (iv) if, prior to any acquisition of a Voting Security which would result in any Person Beneficially Owning more than ten percent of any outstanding class of Voting Security and which would be required to be reported on a Schedule 13D or an amendment thereto, the Board approved the initial transaction giving rise to an increase in Beneficial Ownership in excess of ten percent and any subsequent transaction giving rise to any further increase in Beneficial Ownership; provided, however, that such Person has not, prior to obtaining Board approval of any such transaction, publicly announced an intention to take actions which, if consummated or successful (at a time such Person has not been deemed a “Related Party”), would constitute a Change of Control.

(5) “Voting Securities” means any securities of the Company which carry the right to vote generally in the election of directors.

(d) Except as provided in Section 7, an Employee shall not be deemed to have terminated his or her employment for purposes of this Section 6 if his employment terminates with the Company but thereafter continues with one of the Company’s subsidiaries or terminates with a subsidiary but thereafter continues with the Company or another subsidiary.

7. Change in Job Status.

Should the Employee’s job classification change, and as a result of such change the Committee determines, in its sole discretion and prior to any Change of Control, that the Employee is no longer employed in a position which would enable the Employee to contribute to the success of the Company on at least as great a level as that to which the Employee was enabled by his prior job classification, then the Committee may deem the Employee’s employment with the Company or its subsidiaries to have been terminated involuntarily (but not for cause) in respect of all or a portion of this SAR.

8. Limits on Transfer of SARs; Beneficiaries.

No right or interest of a participant in this SAR shall be pledged, encumbered or hypothecated to or in favor of any third party or shall be subject to any lien, obligation or liability of the Employee to any third party.  This SAR shall not be transferable to any third party by the Employee otherwise than by will or the laws of descent and distribution, and this SAR shall be exercisable, during the lifetime of the Employee, only by the Employee; provided, however, that the Employee will be entitled to designate a beneficiary or beneficiaries to exercise his or her rights under this SAR upon the death of Employee, in the manner and to the extent permitted by the Committee under Rules and Regulations adopted by the Committee under the Plan, and the Committee may permit transfers otherwise to the extent permitted under the Plan.

9. Investment Representation.

Unless, at the time of any exercise of this SAR, the issuance and delivery of Shares hereunder to the Employee is registered under a then-effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and complies with all applicable registration requirements under state securities laws, the Employee shall provide to the Company, as a condition to the valid exercise of this SAR and the delivery of any certificates representing Shares, appropriate evidence, satisfactory in form and substance to the Company, that he or she is acquiring the Shares for investment and not with a view to the distribution of the Shares or any interest in the Shares, and a representation to the effect that the Employee shall make no sale or other disposition of the Shares unless (i) the Company shall have received an opinion of counsel satisfactory to it in form and substance that such sale or other disposition may be made without registration under the then-applicable provisions of the Securities Act, the related rules and regulations of the Securities and Exchange Commission, and applicable state securities laws and regulations, or (ii) the sale or other disposition of the Shares shall be registered under a currently effective registration statement under the Securities Act and complies with all applicable registration requirements under state securities laws.  The certificates representing the Shares may bear an appropriate legend giving notice of the foregoing restriction on transfer of the Shares, and any other restrictive legend deemed necessary or appropriate by the Committee.

10. Miscellaneous.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the SAR, and supersedes any prior agreements or documents with respect to the SAR.  No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Company or impair the rights of the Employee with respect to the SAR shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by the Employee.

CHARMING SHOPPES, INC.
BY:________________________________

EMPLOYEE:
___________________________________

EXHIBIT A

EBITDA PERFORMANCE GOALS

EBITDA GOAL	TWO YEAR CUMULATIVE EBITDA	EARNED SHARES AS A PERCENTAGE OF TARGET SHARES
Below Minimum	Below $___ million	0%
Minimum	At least $___ million	50%
Target	$___ million	100%
Maximum	$___ million or more	200%

The Committee shall determine EBITDA and the number of Earned Shares at the end of the Performance Period. The percentage of Target Shares that shall be considered Earned Shares at the end of the Performance Period shall be interpolated between each of the Minimum and Maximum measuring points, and the number of Shares shall be rounded to the next whole Share.  The performance goals and Minimum, Target and Maximum numbers of Shares shall be subject to adjustment in accordance with the Plan.

EBITDA shall mean the Company’s cumulative earnings before interest, taxes, depreciation and amortization for the two fiscal years during the Performance Period, based on the Company’s audited financial statements (adjusted for one-time non-recurring, non-cash charges in accordance with generally accepted accounting principles, consistently applied).

A-1